Exhibit 3.1

COLUMBIA PROPERTY TRUST, INC.

ARTICLES OF AMENDMENT

Columbia Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the second sentence of Section 5.5 of Article V of the Charter in its entirety.
SECOND: The amendment to the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested by its Director - Legal Compliance and Transactions and Corporate Secretary on this 2nd day of May, 2017.

ATTEST:		COLUMBIA PROPERTY TRUST, INC.
/s/ Debbie Newmark		By:	/s/ James A. Fleming		(SEAL)
Name:	Debbie Newmark		Name:	James A. Fleming
Title:	Director - Legal Compliance and Transactions and Corporate Secretary		Title:	Executive Vice President and Chief Financial Officer